Exhibit 21.1

LIST OF SUBSIDIARIES

As of March 11, 2021, the following entities are subsidiaries of The ExOne Company:

Name	Jurisdiction of Incorporation or Organization

ExOne Americas LLC	United States (Delaware)

ExOne GmbH	Germany

ExOne Property GmbH	Germany

ExOne KK	Japan